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                                                                   Exhibit 3.1.3

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED


                          CERTIFICATE OF INCORPORATION

                                       OF

                                 MEDSCAPE, INC.



         Paul T. Sheils hereby certifies that:

1.       The name of the corporation is Medscape, Inc. (the "Corporation").

2.       He is the duly elected President of the Corporation.

3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out paragraph (A) of Article Fourth thereof and by substituting in lieu of said paragraph (A) the following new paragraph:

         a. The total number of shares of all classes of stock which the Corporation is authorized to issue is sixty-five million, four hundred ninety-nine thousand, three hundred twenty seven (65,499,327), of which thirty-eight million six hundred one thousand five hundred twenty four (38,601,524) shares shall be Class A Common Stock with a par value of one cent ($.01) per share, twenty-one million five hundred forty-one thousand one hundred sixty-one (21,541,160) shall be Class B (Non- Voting) Common Stock with a par value of one cent ($.01) per share, and five million three hundred fifty-six thousand six hundred forty-three (5,356,643) shares shall be Preferred Stock with a par value of one cent ($.01) per share.



4. The foregoing Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporations's Board of Directors and stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
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                  IN WITNESS WHEREOF, the undersigned has duly executed this
Certificate of Amendment of the Amended and Restated Certificate of Incorporation this 3rd day of September, 1999.


                                                     /s/ Paul T.Sheils
                                                     --------------------------
                                                     Paul T. Sheils
                                                     President